Exhibit 10.1

EXECUTION COPY

STOCK REPURCHASE AGREEMENT

THIS STOCK REPURCHASE AGREEMENT (this “Agreement”) is entered into as of March 12, 2013 by and between Delek US Holdings, Inc., a Delaware corporation (the “Company”), and Delek Hungary Holding Limited Liability Company, a Hungarian limited liability company (the “Seller”).

Background

A. The Seller owns 31,536,432 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), and has agreed to transfer, assign, sell, convey and deliver a portion of those shares to the Company on the terms and conditions set forth in this Agreement;

B. The Company has agreed to repurchase a portion of the shares of Common Stock held by the Seller at the price and upon the terms and conditions provided in this Agreement (the “Repurchase”);

C. Promptly after the date hereof, the Seller and the Company intend to commence an underwritten public offering (the “Public Offering”) of shares of Common Stock held by the Seller (the “Underwritten Shares”);

D. The board of directors of the Company (the “Board”) has authorized, contingent upon the consummation of the Public Offering, a program to repurchase through December 31, 2013 shares of Common Stock having an aggregate purchase price of up to $75 million, from time to time in the open market, in privately negotiated transactions or through a combination thereof (the “Repurchase Program”);

E. The Board has delegated to the Audit Committee of the Board (the “Audit Committee”), comprised solely of directors who have been determined to be “independent” under applicable standards of the Securities and Exchange Commission and the New York Stock Exchange, to determine whether to authorize and to negotiate the terms of the Repurchase pursuant to the Board’s authorization of the Repurchase Program; and

F. The Audit Committee has approved the Repurchase and related transactions that may be required in connection with the Repurchase.

NOW, THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree as follows:

Agreement

1. Repurchase.

(a) At the Closing (as defined below), subject to the satisfaction of the conditions and to the terms set forth in paragraph 1(b), the Seller agrees to transfer, assign, sell, convey and deliver one million (1,000,000) shares of Common Stock (the “Repurchase Shares”). The per share purchase price for each Repurchase Share shall be equal to the per share price at which the Seller sells the Underwritten Shares to the underwriters in the Public Offering (the “Per Share Purchase Price”). The Company hereby agrees to purchase such Repurchase Shares from the Seller at the Per Share Purchase Price.

(b) The obligations of the Company to purchase the Repurchase Shares shall be subject to the closing of the Public Offering pursuant to an underwriting agreement by and among the Company, the Seller and the underwriters named therein (the “Underwriting Agreement”) to be dated no later than three business days from the date hereof.

(c) The closing of the sale of the Repurchase Shares (the “Closing”) shall take place on the same day as the closing of the Public Offering at the offices of Bass, Berry & Sims PLC, 150 Third Avenue South, Suite 2800, Nashville, Tennessee 37201, or at such other time and place as may be agreed upon by the Company and the Seller. At the Closing, the Seller shall deliver to the Company, or as otherwise instructed by the Company, a duly executed stock power relating to the Repurchase Shares, and the Company agrees to deliver to the Seller, by wire transfer of immediately available funds, an amount equal to the product of the Per Share Purchase Price multiplied by the aggregate number of Repurchase Shares.

2. Company Representations. In connection with the transactions contemplated hereby, the Company represents and warrants to the Seller that:

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. All consents, approvals, authorizations and orders necessary for the execution and delivery by the Company of this Agreement, and for the purchase of the Repurchase Shares by the Company hereunder, have been obtained.

(b) This Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting enforcement of creditors’ rights or by general equitable principles.

(c) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, (ii) result in any violation of the provisions of the charter or by-laws or similar organizational documents of the Company or (iii) result in the violation of any law or statute applicable to the Company or any of its subsidiaries or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority having jurisdiction over the Company or any of its subsidiaries; except, in the case of clauses (i) and (iii) above, for any such conflict, breach, violation or default that would not reasonably be expected to have a material adverse effect on the business, properties, financial position, stockholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”), or impair in any material respect the Company’s ability to fulfill its obligations under this Agreement.

3. Representations of the Seller. In connection with the transactions contemplated hereby, the Seller represents and warrants to the Company that:

(a) The Seller is duly organized and validly existing under the laws of Hungary. The Seller has full right, power and authority to enter into this Agreement, and to consummate the transactions contemplated hereby, including the sale, assignment, transfer and delivery of the Repurchase Shares to be sold by the Seller hereunder. All consents, approvals, authorizations and orders necessary for the execution and delivery by the Seller of this Agreement, and for the sale and delivery of the Repurchase Shares to be sold by the Seller hereunder, have been obtained.

(b) This Agreement has been duly authorized, executed and delivered by the Seller and constitutes a valid and binding agreement of the Seller, enforceable in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting enforcement of creditors’ rights or by general equitable principles.

(c) The execution, delivery and performance by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated herein will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Seller pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Seller is a party or by which the Seller is bound or to which any of the property or assets of the Seller, including any of the Repurchase Shares, is subject, (ii) result in any violation of the provisions of the charter or by-laws or similar organizational documents of the Seller or (iii) result in the violation of any law or statute applicable to the Seller or any judgment, writ, injunction, decree, order, rule or regulation of any court or arbitrator or governmental or regulatory agency having jurisdiction over the Seller; except, in the case of clauses (i) and (iii) above, for any such conflict, breach, violation or default that would not reasonably be expected to have a Material Adverse Effect on the Seller, or impair in any material respect the Seller’s ability to fulfill its obligations under this Agreement.

(d) As of the date hereof, the Seller has, and immediately prior to the delivery of the Repurchase Shares to the Company at the Closing will have, valid title to the Repurchase Shares free and clear of all liens, encumbrances, equities or adverse claims.

(e) The Seller (either alone or together with its advisors) has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the Repurchase. The Seller has had the opportunity to ask questions and receive answers concerning the terms and conditions of the Repurchase and the Repurchase Shares and has had full access to such other information concerning the Repurchase Shares and the Company as it has requested. The Seller has received all information that it believes is necessary or appropriate in connection with the Repurchase. The Seller is an informed and sophisticated party and has engaged, to the extent the Seller deems appropriate, expert advisors experienced in the evaluation of transactions of the type contemplated hereby. The Seller acknowledges that the Seller has not relied upon any express or implied representations or warranties of any nature made by or on behalf of the Company, whether or not any such representations, warranties or statements were made in writing or orally, except as expressly set forth for the benefit of the Seller in this Agreement.

4. Termination. This Agreement may be terminated at any time by the mutual written consent of the Company and the Seller. Furthermore, this Agreement shall automatically terminate and be of no further force and effect, in the event that (a) the commencement of the Public Offering has not been publicly announced within three business days after the date hereof or (b) the conditions in paragraph 1(b) of this Agreement have not been satisfied within 10 business days after the date hereof.

5. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier, or sent via facsimile to the recipient. Such notices, demands and other communications will be sent to the address indicated below:

To the Seller:

Delek Hungary Limited Liability Company

7, Giborey Israel Street, P.O.B. 8464

Industrial Zone South, Netanya 42504

Israel

Tel: (+972 9) 8638400

Fax: (+972 9) 8638577

Attention: General Counsel

With required copies (which shall not constitute notice) to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022-6069

United States of America

Facsimile: +1 (646) 848-8830

Attn: Robert Evans III

To the Company:

Delek US Holdings, Inc.

7102 Commerce Way

Brentwood, Tennessee 37027

United States of America

Facsimile: +1 (615) 435-1271

Attn: General Counsel

With a required copy (which shall not constitute notice) to:

Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800

Nashville, TN 37201

United States of America

Facsimile: +1 (615) 742-0458

Attention: Scott W. Bell

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

6. Miscellaneous.

(a) Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(b) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein.

(c) Complete Agreement. This Agreement and any other agreements ancillary thereto and executed and delivered on the date hereof embody the complete agreement and understanding between the parties and supersede and preempt any prior understandings, agreements, or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(d) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(e) Assignment; Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Company and their respective successors and permitted assigns. Any purported assignment not permitted under this paragraph shall be null and void.

(f) No Third Party Beneficiaries or Other Rights. This Agreement is for the sole benefit of the parties and their successors and permitted assigns and nothing herein express or implied shall give or shall be construed to confer any legal or equitable rights or remedies to any person other than the parties to this Agreement and such successors and permitted assigns.

(g) Governing Law; Jurisdiction. This Agreement and all disputes arising out of or related to this Agreement (whether in contract, tort or otherwise) will be governed by and construed in accordance with the laws of the State of Delaware. EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT. Each of the parties (i) irrevocably submits to the personal jurisdiction of any state or federal court sitting in Wilmington, Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any suit, action or proceeding relating to or arising out of, under or in connection with this Agreement, (ii) agrees that all claims in respect of such suit, action or proceeding, whether arising under contract, tort or otherwise, shall be brought, heard and determined exclusively in the Delaware Court of Chancery (provided that, in the event that subject matter jurisdiction is unavailable in that court, then all such claims shall be brought, heard and determined exclusively in any other state or federal court sitting in Wilmington, Delaware), (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, and (iv) agrees not to bring any action or proceeding relating to or arising out of, under or in connection with this Agreement or the Company’s business or affairs in any other court, tribunal, forum or proceeding. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding brought in accordance with this paragraph. Each of the parties agrees that service of any process, summons, notice or document by U.S. registered mail to its address set forth herein shall be effective service of process for any action, suit or proceeding brought against it in accordance with this paragraph, provided that nothing in the foregoing sentence shall affect the right of any party to serve legal process in any other manner permitted by law.

(h) Mutuality of Drafting. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(i) Remedies. The parties hereto agree and acknowledge that money damages will not be an adequate remedy for any breach of the provisions of this Agreement, that any breach of the provisions of this Agreement shall cause the other parties irreparable harm, and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance or other injunctive relief in order to enforce, or prevent any violations of, the provisions of this Agreement.

(j) Amendment and Waiver. The provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Seller and the Company. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions of this Agreement, nor shall any waiver constitute a continuing waiver. Moreover, no failure by any party to insist upon strict performance of any of the provisions of this Agreement or to exercise any right or remedy arising out of a breach thereof shall constitute a waiver of any other provisions or any other breaches of this Agreement.

(k) Further Assurances. Each of the Company and the Seller shall execute and deliver such additional documents and instruments and shall take such further action as may be necessary or appropriate to effectuate fully the provisions of this Agreement.

(l) Expenses. Each of the Company and the Seller acknowledges and agrees that expenses in connection with the drafting, negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the reasonable fees and disbursements of counsel to the Seller in connection herewith) shall comprise “Registration Expenses,” as such term is defined in that certain Registration Rights Agreement dated as of April 17, 2006, by and between the Company and Delek Group Ltd.

[Signatures appear on following page.]

IN WITNESS WHEREOF, the parties hereto have executed this Stock Repurchase Agreement as of the date first written above.

Company:

DELEK US HOLDINGS, INC.

By:	/s/ Donald N. Holmes
Name:	Donald N. Holmes
Title:	EVP – Human Resources

/s/ Kent B. Thomas
Kent B. Thomas
EVP – General Counsel

Seller:

DELEK HUNGARY HOLDING
LIMITED LIABILITY COMPANY

By:	/s/ Barak Mashraki
Name:	Barak Mashraki
Title:	Managing Director

[Signature Page to Stock Repurchase Agreement]